Exhibit 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES INITIAL ASSESSMENT AFTER HURRICANE RITA
LAFAYETTE, LA — September 29, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that its initial visual assessment of its Gulf Coast production facilities has been completed and there is no major structural damage to any of the Company’s major facilities. The Company has, however, discovered damage downstream of its facilities that will delay the restoration of production at several properties as well as damage to structures with minimal production. The Company is currently boarding or attempting to board all of its facilities to complete a more detailed assessment and begin restoring production. Although production will be deferred, the Company believes that it can achieve approximately 80% of pre-storm volumes within seven days. The Company will provide a more detailed assessment and updated production guidance after all facilities have been boarded and more information is obtained from third parties.
The Company has also inspected its Oakbourne and Pelican Point drilling locations. As the rig drilling the Oakbourne prospect has sustained damage, operations will be temporarily suspended while the rig is repaired. The Pelican Point prospect has resumed operations after being evacuated prior to the hurricane. In addition, the Company has spud its Poppy Hills prospect and plans to spud its Chicory and Cayenne prospects during October.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, Texas and Oklahoma. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.